EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
ABM Industries Incorporated:
We consent to the incorporation by reference in the following registration statements on Form S-8 of ABM Industries Incorporated of our reports dated December 21, 2007, with respect to the consolidated balance sheets of ABM Industries Incorporated and subsidiaries as of October 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended October 31, 2007, and the related financial statement schedule II, and the effectiveness of internal control over financial reporting as of October 31, 2007, which reports appear in the October 31, 2007 annual report on Form 10-K of ABM Industries Incorporated.

Registration No.	Form	Plan
333-78423	S-8	“Age-Vested” Career Stock Option Plan
333-78421	S-8	“Time-Vested” Incentive Stock Option Plan
333-48857	S-8	Long-Term Senior Executive Stock Option Plan
333-85390	S-8	2002 Price-Vested Performance Stock Option Plan
333-116487	S-8	2004 Employee Stock Purchase Plan
333-137241	S-8	2006 Equity Incentive Plan
As discussed in Note 1 of the Notes to the Consolidated Financial Statements, effective October 31, 2007, the Company adopted the provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R) and effective November 1, 2005, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payments.

/s/ KPMG LLP

KPMG LLP
San Francisco, California
December 21, 2007